Exhibit 10.1

SECURITIES PURCHASE

AND

OPTION AGREEMENT

THIS SECURITIES PURCHASE AND OPTION AGREEMENT (this “Agreement”) is made and entered into effective as of July 12, 2013 (the “Effective Date”), by and between DNA LTD., Inc., a Panamanian company (“DNA”), and ODYSSEY MARINE ENTERPRISES, LTD., a Bahamian company (“Enterprises”). DNA and Enterprises are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.”

Background Information:

DNA owns, beneficially and of record, an aggregate of 19,200,000 quotas (a unit of equity interest under Panamanian law) (“Shares”) of Oceanica Resources, S. De R.L., a Panama Sociedad de Responsabilidad Limitada (“Oceanica”). Enterprises desires to purchase from DNA, and DNA desires to sell to Enterprises, one million of the Shares held by DNA, on the terms and subject to the conditions set forth in this Agreement. In addition, DNA has agreed to grant to Enterprises an option to purchase an additional one million of the Shares held by DNA, on the terms and subject to the conditions set forth in this Agreement. The Parties desire to enter into this Agreement to set forth the terms and conditions upon which Enterprises shall and may purchase Shares from DNA and to reduce to writing other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article 1

Definitions

The following terms have the meanings set forth below:

“Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: i) Voting power which includes the power to vote, or to direct the voting of, such security; and/or, ii) Investment power which includes the power to dispose, or to direct the disposition of, such security.

“Change in Control” means that:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Odyssey representing fifty percent (50.0%) or more of the combined voting power of Odyssey’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (C) below; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of Odyssey and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest), whose appointment or election by the Board of Directors was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of Odyssey with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Odyssey outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) fifty percent (50.0%) or more of the combined voting power of the securities of Odyssey or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of Odyssey (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Odyssey (not including in the securities beneficially owned by such Person any securities acquired directly from Odyssey) representing fifty percent (50.0%) or more of the combined voting power of Odyssey’s then outstanding securities; or

(d) the stockholders of Odyssey approve a plan of complete liquidation or dissolution of Odyssey or there is consummated an agreement for the sale or disposition of Odyssey of all or substantially all of Odyssey’s assets, other than a sale or disposition by Odyssey of all or substantially all of Odyssey’s assets to an entity, at least fifty percent (50.0%) of the combined voting power of the voting securities of which are owned by stockholders of Odyssey in substantially the same proportions as their ownership of Odyssey immediately prior to such date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Securities” means any Shares now or hereafter owned or held by DNA, or any securities evidencing an ownership interest in Oceanica, or any securities convertible into or exercisable for any shares of the foregoing.

“Odyssey” means Odyssey Marine Exploration, Inc., a Nevada corporation and the ultimate parent of Enterprises.

“Person” means a natural person, company, government, or political subdivision, agency, or instrumentality of a government, partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer, except that such term shall not include (a) Odyssey or any of its subsidiaries; (b) a trustee or other fiduciary holding securities under an employee benefit plan of Odyssey or any of its “affiliates,” that is, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Odyssey; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of Odyssey in substantially the same proportions as their ownership of stock of Odyssey.

“Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly. As it applies to

Equity Securities, the term “Transfer” also means and includes any merger, reorganization, recapitalization, or other transaction that has the effect of a sale, assignment, transfer or other disposition of Equity Securities by DNA.

Article 2

Purchase and Sale of Shares

Section 2.1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), DNA shall sell to Enterprises, and Enterprises shall purchase from DNA, one million Shares (the “Purchased Shares”), free and clear of all Encumbrances, for the consideration specified in Section 2.2.

Section 2.2. Purchase Price. The aggregate purchase price for the Purchased Shares shall be U.S. $1,250,000 (the “Purchase Price”).

Section 2.3. Transactions to be Effected at the Closing. At the Closing (as defined below):

(a) Enterprises shall deliver to DNA the Purchase Price in cash by wire transfer or other immediately available funds to the account previously designated by DNA; and

(b) DNA shall deliver to Enterprises one or more certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

Section 2.4. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares is being consummated (the “Closing”) remotely by mail, e-mail and/or wire transfer on and as of the Effective Date. The transfers and deliveries described in Section 2.4 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Section 2.3 shall also have occurred.

Article 3

Option to Purchase

Additional Shares

Section 3.1. Grant of Option. Subject to the terms and conditions set forth herein, DNA hereby grants to Enterprises the right and option (the “Option”) to purchase from DNA up to one million of the Shares held by DNA (the “Option Shares”) at a purchase price per Option Share equal to Two and 50/100 United States Dollars (U.S. $2.50), subject to adjustment as provided herein (the “Exercise Price”). This Agreement shall impose no obligation upon Enterprises to exercise the Option, and the Option granted herein shall be irrevocable until the Expiration Date (as defined below). The option granted herein shall be nontransferable and nondetachable.

Section 3.2. Exercise of Option. The Option may be exercised by Enterprises for all or any part of the Option Shares at any time and from time to time after the date of this Agreement and through and until 5:00 pm, Eastern Standard time, on July 1, 2014 (the “Expiration Date”).

Section 3.3. Method of Exercise. Subject to the terms and conditions set forth herein, the Option may be exercised from time to time by written notice delivered by Enterprises to DNA, which notice shall set forth (a) the number of Option Shares to be purchased by Enterprises, and (ii) the date on which the closing (the “Option Closing”) of the purchase and sale of such Option Shares shall take place, provided that the date of the Option Closing shall be a Business Day that is no less than three (3) Business Days after delivery of such notice and no later than five (5) Business Days after delivery of such notice. The term “Business Day” means any day except a Saturday, Sunday, or other date on which banking institutions located in the State of Florida are authorized by law to be closed. At each Option Closing, DNA shall deliver (or cause to be delivered) to Enterprises certificates representing the Option Shares being purchased at such Option Closing against payment of the aggregate Exercise Price in cash by wire transfer or other immediately available funds to an account designated by DNA at least twenty four (24) hours prior to the Option Closing.

Section 3.4. Adjustments. The Exercise Price and number of Option Shares that may be purchased pursuant to this Agreement shall be subject to adjustment from time to time as follows:

(a) Subdivision or Combination. In the event Oceanica shall at any time change, as a whole, by subdivision or combination in any manner or by the making of a dividend of Shares, the number of Shares then outstanding into a different number of Shares, then thereafter the number of Option Shares which Enterprises shall be entitled to purchase pursuant to this Article 3 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of outstanding Shares by reason of such change, and the Exercise Price after such change shall, in the event of an increase in the number of units outstanding, be proportionately reduced, and, in the event of a decrease in the number of units outstanding, be proportionately increased.

(b) Reclassifications, Consolidations, or Mergers. In the event of any reclassification or change of outstanding Shares (other than as provided for in Section 3.4), or in the event of any consolidation of Oceanica with, or merger of Oceanica into, another entity, Enterprises shall thereafter be entitled to purchase, by exercise of the Option, the kind and amount of securities and property receivable upon such reclassification, change, consolidation, or merger of the number of Option Shares which this Article 3 entitles Enterprises to purchase immediately prior to such reclassification, change, consolidation, or merger.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3.4 but not expressly provided for by such provisions, then DNA will in good faith make an appropriate adjustment in the Exercise Price and the number of Option Shares so as to protect the rights of Enterprises hereunder.

Section 3.5. Limitation on Exercise of Option. The Option and the rights of Enterprises provided in this Article 3 shall terminate, and be of no further force or effect, if a Change in Control has occurred.

Article 4

Right of First Refusal and Proxy Appointment

(a) Transfer Notice. If at any time DNA proposes to Transfer any of the Restricted Equity Securities, other than as provided in Section 4(f), then DNA shall promptly give Enterprises written notice of DNA’s intention to make the Transfer (the “Equity Transfer Notice”). The Equity Transfer Notice shall include (a) a description of the Equity Securities to be transferred (“Offered Shares”), (b) the name(s) and address(es) of the prospective transferee(s) and (c) the consideration and (d) the material terms and conditions upon which the proposed Transfer is to be made. The Equity Transfer Notice shall certify that DNA has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Equity Transfer Notice. The Equity Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 4(d), the Equity Transfer Notice shall state that the Transfer is being made pursuant to such Section.

(b) Enterprises’ Right of First Refusal. Enterprises shall have an option for a period of thirty (30) days from delivery of the Equity Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Equity Transfer Notice. Enterprises may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying DNA in writing before expiration of such thirty (30) day period as to the number of such shares that it wishes to purchase. If Enterprises gives DNA notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after delivery to Enterprises of the Equity Transfer Notice, unless the Equity Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(c).

(c) Payment. Should the purchase price specified in the Equity Transfer Notice be payable in property other than cash or evidences of indebtedness, Enterprises shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If DNA and Enterprises cannot agree on such cash value within ten (10) days after delivery to Enterprises of the Equity Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by DNA and Enterprises or, if they cannot agree on an appraiser within twenty (20) days after delivery to Enterprises of the Equity Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by DNA and Enterprises. If the time for the closing of Enterprises purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 3(c).

(d) Limitation on Right of First Refusal. Notwithstanding the provisions of Section 3(b), the first refusal rights of Enterprises provided in this Article 4:

(i)	shall only apply to the Restricted Equity Securities (excluding the Purchased Shares and the Option Shares) or the equivalent number of other Equity Securities derived therefrom that DNA proposes to Transfer; and

(ii)	shall terminate, and be of no further force or effect, after a Change in Control has occurred.

(e) Non-Exercise of Rights. To the extent that Enterprises has not exercised its rights to purchase the Offered Shares within the time periods specified in this Article 4, DNA shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares, upon terms and conditions (including the purchase price) no more favorable than those specified in the Equity Transfer Notice, to the third-party transferee(s) identified in the Equity Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal under this Agreement. In the event DNA does not consummate the sale or disposition of the Offered Shares within the ninety (90)-day period from the expiration of these rights, Enterprises’ first refusal rights shall continue to be applicable to any subsequent disposition of the Offered Shares by DNA until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of Enterprises under this Article 4 to purchase Equity Securities from DNA shall not adversely affect their rights to make subsequent purchases from DNA.

(f) Permitted Transfers. DNA may transfer any or all of the Restricted Equity Securities to a related corporate entity provided that such transfer does not affect the voting rights assigned to Enterprise and that said entity enters into an agreement with Enterprises irrevocably constitution and appointing Enterprises as its attorney-in-fact and proxy, under the same terms and extent set forth in Section 4(g).

(g) Appointment of Proxy. DNA hereby irrevocably constitutes and appoints Enterprises as its attorney-in-fact and proxy, with full power of substitution and resubstitution, to cause three million of the Shares (excluding the Purchased Shares and the Option Shares) or the equivalent number of other Equity Securities derived therefrom held by DNA, the Restricted Equity Shares, to be counted as present at any meeting of the holders of Equity Securities of Oceanica and to vote the Restricted Equity Shares at any such meeting, however called, and to execute consents in respect of the Restricted Equity Shares as and to the extent determined by Enterprises in its sole and absolute discretion. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. DNA hereby revokes all other proxies and powers of attorney with respect to the Restricted Equity Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted. Notwithstanding any provision of this Agreement to the contrary, this proxy and power of attorney shall terminate, and be of no further force or effect, after a Change in Control of Odyssey has occurred.

Article 5

Miscellaneous

Section 5.1. Legends. If requested by Enterprises, DNA shall cause a legend to be placed on any certificate evidencing Equity Securities held by DNA stating that the Equity Securities represented by such certificate are held subject to this Agreement.

Section 5.2. Certain Rules of Construction. Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa. When used herein, (a) the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) the terms “include,” “includes,” and “including” are not limiting. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect any provision of this Agreement. References to the Articles or Sections shall refer respectively to the articles or sections of this Agreement, unless otherwise expressly provided.

Section 5.3. Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the Parties.

Section 5.4. Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any Party, in whole or in part, without the written consent of the other Party; provided, however, that Enterprises may effect any such assignment to any affiliate of Odyssey, but any such assignment shall not relieve Enterprises of its duties and obligations contained in this Agreement.

Section 5.5. Notices. All notices, requests, demands, and other communications to be delivered hereunder shall be in writing and shall be delivered by hand, by facsimile (receipt confirmed), by express mail or courier service, or by registered or certified mail, postage prepaid, at or to the following addresses:

(a)	If to DNA, to:

Torre ADR

Piso 7, 7-A Avenida Samuel Lewis

Panama City, Republic of Panama

(b)	If to Enterprises, to:

c/o Odyssey Marine Exploration, Inc.

5215 West Laurel Street

Suite 210

Tampa, Florida 33607

Attention: General Counsel

with a copy, which shall not constitute notice, to:

Akerman Senterfitt

401 East Jackson Street

Suite 1700

Tampa, Florida 33602

Attention: David M. Doney

or to such other address or to such other Person as any Party shall have last designated by written notice to the other Parties. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

Section 5.6. Waiver; Remedies Cumulative. If any Party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving Party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, Liabilities or expenses, including legal and other expenses, from the other Parties in respect of the matter or matters so waived. Except as expressly stated therein, any such waiver shall not constitute a covenant to waive any such matter or matters in the future. The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

Section 5.7. Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

Section 5.8. No Third-Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, DNA and Enterprises, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

Section 5.9. Governing Law; Venue. This Agreement and the rights and obligations of the Parties set forth herein shall be governed by, construed and interpreted in accordance with the laws of the Republic of the Bahamas. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement or the transactions contemplated by this Agreement shall be commenced exclusively in the Republic of the Bahamas. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Republic of the Bahamas for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. In any action brought under this Agreement, the prevailing Party shall be entitled to recover its actual costs and attorneys’ fees and all other litigation costs, including expert witness fees, and all actual attorneys’ fees and costs incurred in connection with the enforcement of a judgment or order arising from any action or proceeding.

Section 5.10. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DNA LTD.

By:
Name:
Title:

ODYSSEY MARINE ENTERPRISES, LTD.

By:
Name:
Title: